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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-202426

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Amount of Registration Fee(2)

Common Stock $0.001 par value per share	5,290,000	$13.00	$68,770,000	$7,992

(1)
Includes shares of Common Stock that may be purchased by the underwriters pursuant to their option to purchase additional shares of Common Stock.

(2)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. Represents deferred payment of the registration fee in connection with the registrant's Registration Statement on Form S-3 (Registration No. 333-202246) being paid herewith.

4,600,000 Shares

Callidus Software Inc.

Common Stock

        We are selling 4,600,000 shares of common stock.

        Our common stock is listed on The NASDAQ Global Market under the symbol "CALD". On March 4, 2015, the last reported sale price of our common stock on The NASDAQ Global Market was $13.77 per share.

        We have granted the underwriters an option to purchase up to an additional 690,000 shares of common stock from us at the public offering price less underwriting discounts and commissions.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 8.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Callidus Software Inc.
Per share	$13.00	$0.78	$12.22
Total	$59,800,000	$3,588,000	$56,212,000

(1)
See "Underwriting" for a description of the compensation payable to the underwriters.

        Delivery of the shares of common stock will be made on or about March 10, 2015.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Credit Suisse
Oppenheimer & Co.	Roth Capital Partners	Craig-Hallum

The date of this prospectus is March 4, 2015.

        Neither we nor the underwriters have authorized anyone to provide you with any information other than the information contained or incorporated by reference in this prospectus or any free writing prospectus provided in connection with this offering. We take no responsibility for, and can provide no assurance as to, the reliability of any other information that others may give you. Neither we nor the underwriters are making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus or any free writing prospectus provided in connection with this offering is accurate only as of the date thereof, regardless of the time of delivery of such document or of any sale of our shares of common stock. Our business, financial condition and results of operations may have changed since those dates. It is important for you to read and consider all the information contained in this prospectus, including the documents incorporated by reference herein or any free writing prospectus provided in connection with this offering, in making your investment decision.

        For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.

i

 PROSPECTUS SUMMARY

        This summary highlights information appearing elsewhere in this prospectus and the documents incorporated herein by reference and may not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere in, or incorporated by reference into, this prospectus, including our consolidated financial statements and the related notes, or any free writing prospectus provided in connection with this offering. You should carefully consider, among other things, the matters discussed in the section titled "Risk Factors," which is included elsewhere in this prospectus and in other documents that we subsequently file with the Securities and Exchange Commission ("SEC") that are incorporated by reference in this prospectus.

        In this prospectus, "Callidus," "we," "us," "our," "CallidusCloud" and "Company" refer to Callidus Software Inc. and its subsidiaries unless expressly stated or otherwise required by the context. Our fiscal year ends on December 31.

Business Overview

        CallidusCloud® is a global leader in cloud-based sales, marketing, learning and customer experience solutions. CallidusCloud enables its customers to accelerate their Lead to Money process with a suite of solutions that, among other things, identify leads, implement territory and quota plans, enable sales forces, automate bid configuration pricing and quoting, manage contracts, streamline sales compensation and capture customer feedback for competitive advantage. Over 3,700 organizations, across a broad set of industries, rely on CallidusCloud to optimize the Lead to Money process and close more deals, faster.

        Lead to Money is a process designed to help companies respond to the changing role of sales and marketing in the redefined buying cycle. In the last decade, the ubiquity of social networks, mobile devices and e-commerce has transformed the traditional sales cycle into a buyer-led digital journey. Buyers are researching and evaluating companies online and are completing a significant portion of their purchases digitally. In order to successfully turn leads into money, sales, marketing, learning and customer experience teams must work together.

        We offer our customers a range of purchasing and deployment options, with a focus on cloud subscriptions while also offering on-premise term or perpetual licenses. Software-as-a-Service ("SaaS") revenue consists of subscription fees from customers accessing our cloud-based solution. Our SaaS revenue was $55.1 million, $65.9 million and $83.7 million for 2012, 2013 and 2014, respectively, representing period-over-period growth of 23%, 20% and 27%, respectively. Our SaaS customers typically purchase annual subscriptions and may agree to multi-year commitments. Over 90% of our 2013 enterprise SaaS customers remained SaaS customers in 2014. We recognize subscription revenue ratably over the term of the underlying contract. These aspects of our business model provide us with predictable revenue streams and revenue visibility for a significant portion of our revenue. We also produce revenue from providing maintenance services, integration and configuration services, training and perpetual licenses. Our total revenue was $95.0 million, $112.3 million and $136.6 million in 2012, 2013 and 2014, respectively. We incurred net losses of $27.7 million, $21.4 million and $11.6 million in 2012, 2013 and 2014, respectively.

Our Products and Solutions

        Our solutions span the Lead to Money process and serve four key parts of our customers' business: marketing, sales, learning and customer experience.

Marketing

        Our marketing solutions enable our customers to understand more about their customers, providing better quality leads and sales insights. Using our solutions, customers execute multi-channel campaigns to attract, engage and convert prospects into sales-ready leads. Our solutions also provide sales forces with an easy-to-use front-end interface that enables them to execute and track their own multi-channel campaigns on mobile devices.

Sales

        Our sales solutions enable our customers to increase sales productivity and quota attainment. With our solutions sales representatives can reduce the time spent on administrative tasks such as searching for marketing material, building proposals, and negotiating and managing sales contracts. Automation of these tasks enables improved productivity and related sales quota attainment. Guided selling assists sales representatives in identifying cross-sell and up-sell opportunities to boost deal sizes and deliver more value to their customers, while maintaining margins. Contract negotiations can be managed in the cloud for faster completion. Our sales solution automates the calculation of commissions and helps our customers avoid commission overpayments and payment disputes. Our Thunderbridge sales analytics platform highlights behaviors that allow our customers to develop and execute successful sales strategies by capturing sales activity and customer interaction data. The data captured throughout the Lead to Money process can be used to improve sales capacity planning and territory coverage, and thus helps customers ensure they have the necessary resources to meet their quota goals.

Learning

        Our learning solutions enable our customers to roll out training modules and track the development of their personnel. To be successful, sales and marketing teams require up to date knowledge of their products, services, processes and industry trends. Using our learning solutions, our customers can provide interactive training to their sales force via mobile devices and track usage with assessments, tests and reports. This can feed into the development plans for their sales professionals and provide more targeted coaching opportunities for sales management. Training can also be delivered to help onboard new customers and employees more successfully.

Customer Experience

        Surve, our customer experience solution, enables customers to integrate feedback into the Lead to Money process. Our customers create surveys that can be used to refine their value propositions and marketing campaigns, as well as attract new leads. Feedback captured during the sales cycle provides critical win/loss information that can be used to boost win rates. With CallidusCloud, customer feedback can be linked to commission plans which can turn the customer experience into a competitive differentiator.

Market Opportunity

        Our core product offerings address the sales and marketing automation segments of the overall customer relationship management ("CRM") software market, as well as the mobile learning market and customer experience market. According to IDC(1) (January 2015), spending on CRM applications will pass $25 billion in 2015 and reach $31.7 billion in 2018, a cumulative annual growth rate of 6.9%. The sales and marketing automation segments represented more than half of the CRM market. Research specialist MarketsandMarkets(2) predicts the learning management systems market to be worth $7.8 billion in 2018 and the market for customer experience systems to be worth $8.3 billion in 2019.

Competitive Advantage

        Our key competitive strengths include:

        Market defining vision.    Our goal to provide a broad suite of Lead to Money solutions to the market has fueled our growth. CallidusCloud was positioned the furthest for completeness of vision and ability to execute in the leader's quadrant for two consecutive years in Gartner Inc.'s Magic Quadrant for Sales Performance Management(3). We have earned recognition and awards, including multiple awards in the 2014 Stevie Awards, a 2014 Best in Biz Award and TMC's Cloud Computing Product of the Year award.

        Breadth and depth of platform.    Our comprehensive suite of applications solves the various challenges faced by sales, marketing, learning and customer experience teams, which otherwise would require the purchase and use of multiple and disparate point applications. Maintaining multiple vendor relationships creates commercial challenges and at times requires expensive and complex integration of point solutions and the challenge of developing a common reporting system.

        Market-leading size and strong business momentum.    With 741 employees located in five continents and an investment of $20.3 million in research and development in 2014, we are committed to helping our customers achieve successful outcomes. We believe our investments have resulted in our performance to date, including $83.7 million in SaaS revenue for 2014, an increase of 27% compared to 2013, and SaaS annual contract value ("ACV") increases of 35% and 29% for 2014 and 2013, respectively. ACV represents the aggregate value of the first 12 months of contracted SaaS subscription revenue.

        Expanding customer base.    In 2014, there were over 3,700 CallidusCloud customers, representing an increase of 63% from 2013, with many using multiple CallidusCloud solutions. We intend to continue to grow our direct sales force and expand our external alliances and partnerships. We also intend to cross-sell additional solutions to our installed base of customers.

        Innovation.    At CallidusCloud, we continuously seek to innovate and evaluate new ways to improve our Lead to Money solutions. We continue to develop innovative solutions and integrate existing technology and newly acquired solutions to create deeper relationships between our solutions that span the Lead to Money process.

Our Strategy

        Our objective is to be the leading provider of cloud-based Lead to Money solutions, helping companies of all sizes to sell more, faster. Key elements of our strategy include:

  •
  Invest in sales and marketing to expand our customer base.  We believe that the market for our solutions remains underpenetrated and significant opportunity exists to expand our customer base. In recent quarters, demand for our solutions has increased, as demonstrated by the 27% growth of our SaaS revenue in 2014 over 2013. In order to leverage accelerating demand and expand our customer base, we intend to increase our investment in sales and marketing to take advantage of the large market opportunity.

  •
  Cross-sell additional solutions and further penetrate current customers.  Our strong customer relationships provide us with a meaningful opportunity to cross-sell additional solutions to our customers and achieve greater penetration within our customers. We intend to continue to create innovative solutions to maximize our relationship with each of our customers.

  •
  Provide innovative solutions to our customers.  During the past three years, we have introduced several new solutions, such as Territory and Quota Management, Contract Lifecycle Management and our Thunderbridge reporting platform. We intend to continue to work closely with our key customers to understand their needs and deliver innovative solutions that meet those needs.

  •
  Expand internationally.  To date, we have generated a significant majority of our revenue from customers in North America. However, our products have broad geographic applicability and we intend to expand our sales effort outside of North America. We expect to hire additional sales and marketing personnel outside of North America and we may establish a data center outside of North America.

        We believe the factors that will influence our ability to achieve our goals include, among other things, our ability to: drive acquisition of new customers across geographies and industries; maintain high customer retention rates; maintain and extend the market penetration of our Lead to Money solutions; develop new solutions and enhance existing solutions; manage costs and improve gross margins; leverage existing strategic relationships and add new ones to extend the sales channels for our software; and avoid service interruptions, software errors and breaches of security.

Corporate Information

        Our principal executive offices are located at 4140 Dublin Boulevard, Suite 400, Dublin, California 94568, and our telephone number is (925) 251-2200. Our website is www.calliduscloud.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus. We were incorporated in Delaware in 1996.

 THE OFFERING

Common stock offered in this offering	4,600,000 shares
Common stock to be outstanding after this offering	53,546,472 shares
Option to purchase additional shares of common stock in this offering	690,000 shares
Use of proceeds	We intend to use the net proceeds from this offering for working capital and other general corporate purposes. However, we do not currently have any specific planned uses of the net proceeds.

We estimate that the net proceeds from the sale of the common stock in this offering will be approximately $55,912,000, or $64,343,800 if the underwriters exercise in full their option to purchase additional shares at the public offering price of $13.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. See "Use of Proceeds" for additional information.

Risk factors

See "Risk Factors" starting on page 8 and the other information included or incorporated into this prospectus for a discussion of factors that you should consider carefully before deciding whether to purchase shares of our common stock.

The NASDAQ Global Market symbol	"CALD"

        The number of shares of common stock to be outstanding after this offering is based on 48,946,472 shares of our common stock outstanding as of December 31, 2014, and excludes:

  •
  730,899 shares of our common stock issuable upon exercise of options outstanding as of December 31, 2014, having a weighted-average exercise price of $5.33 per share;

  •
  2,700,828 shares of our common stock subject to restricted stock units ("RSUs") outstanding as of December 31, 2014;

  •
  814,428 shares of our common stock subject to options and RSUs granted between December 31, 2014 and March 4, 2015;

  •
  6,953,184 shares of our common stock reserved for issuance under our Employee Stock Purchase Plan as of December 31, 2014; and

  •
  770,511 shares of our common stock reserved for issuance under our 2013 Stock Incentive Plan as of December 31, 2014.

        Unless otherwise noted, all information in this prospectus assumes no exercise of the underwriters' option to purchase additional shares of common stock.

 SUMMARY CONSOLIDATED FINANCIAL DATA

        The following tables set forth our consolidated statements of operations data for the years ended December 31, 2012, 2013 and 2014, as well as the consolidated balance sheet data as of December 31, 2014. The summary consolidated financial data for the years ended December 31, 2012, 2013 and 2014 was derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated into this prospectus by reference. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods. You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated into this prospectus by reference.

	Year Ended December 31,
	2012	2013	2014
	(In thousands, except per share amounts)
Consolidated Statements of Operations Data:
Revenue:
Recurring	$70,919	$81,734	$99,807
Services and other	24,033	30,603	36,811

Total revenue	94,952	112,337	136,618
Cost of revenue:
Recurring	30,039	28,741	31,282
Services and other	20,301	19,048	24,756
Patent settlement	—	—	—

Total cost of revenue	50,340	47,789	56,038

Gross profit	44,612	64,548	80,580

Operating expenses:
Sales and marketing	32,442	34,916	47,040
Research and development	16,643	17,143	20,307
General and administrative	19,953	22,951	26,255
Income from settlement and patent licensing	—	(500)	(500)
Acquisition-related contingent consideration	(1,612)	—	—
Restructuring	1,115	1,699	1,025
Impairment of acquired intangible assets	—	—	—

Total operating expenses	68,541	76,209	94,127

Loss from operations	(23,929)	(11,661)	(13,547)
Interest income and other income (expense), net	70	264	3,504
Interest expense	(3,451)	(3,183)	(506)
Debt conversion expense	—	(4,776)	—
Gain on extinguishment of convertible notes	—	—	—

Loss before provision for income taxes	(27,310)	(19,356)	(10,549)
Provision for (benefit from) income taxes	388	2,055	1,012

Net loss	$(27,698)	$(21,411)	$(11,561)

Net loss per share:
Basic and diluted	$(0.78)	$(0.55)	$(0.24)

Weighted average shares:
Basic and diluted	35,393	38,858	47,547

	As of December 31, 2014
	Actual	As Adjusted(1)
	(In thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$36,966	$92,878
Total assets	176,298	232,210
Working capital	(2,905)	53,007
Total liabilities	117,824	117,824
Total stockholders' equity	58,474	114,386

(1)
The as adjusted balance sheet data gives effect to our receipt of net proceeds from the sale by us in this offering of 4,600,000 shares of common stock at the public offering price of $13.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

Factors That Could Affect Future Results

        An investment in our common stock involves a high degree of risk. You should carefully consider the risks below, as well as other information included or incorporated by reference in this prospectus before making an investment decision. We operate in a dynamic and rapidly changing environment that involves many risks and uncertainties that could cause actual results to differ materially from results contemplated by forward-looking statements in this prospectus. Because of the factors discussed below, other information included or incorporated by reference in this prospectus and other factors affecting our operating results, past performance should not be considered a reliable indicator of future performance. The risks discussed in this prospectus are not the only risks we face. Risks and uncertainties of which we are not currently aware, or which we currently deem to be immaterial, may also adversely affect our business, financial condition or operating results. As a result, the price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business and Industry

We have a history of losses, and we cannot assure you that we will achieve profitability.

        We incurred net losses of $11.6 million in 2014, $21.4 million in 2013, and $27.7 million in 2012. We had an accumulated deficit of $271 million as of December 31, 2014. To achieve profitability, we must increase our revenue, particularly our recurring revenue by entering into more and larger sales transactions while limiting customer churn, and managing our cost structure in line with our revenue. If we fail to do so, our future results and financial condition will be adversely affected and we may be unable to continue operating.

        We continue to monitor and manage our costs in an effort to optimize our performance for the long-term. However, there is no assurance that we will be successful; unforeseen expenses, difficulties or delays may prevent us from realizing our goals. From time to time, we incur restructuring expenses or expenses related to other cost reduction efforts, but we can offer no assurance that these or other actions will enable us to achieve or sustain profitability in the future. In addition, we cannot be certain that steps we have taken to control our costs will not adversely affect our prospects for long-term revenue growth. If we cannot increase our revenue, improve gross margins and control costs, our future results and financial condition will be negatively affected.

Our revenue and operating results have fluctuated in the past and are likely to fluctuate in the future, and because we recognize revenue from subscriptions over a period of time, downturns in revenue may not be immediately reflected in our operating results.

        Because we recognize recurring revenue and maintenance revenue ratably over the terms of the related subscription agreements and maintenance support agreements, most of our revenue each quarter results from recognition of deferred revenue related to agreements entered into during previous quarters. Consequently, declines in new or renewed subscription agreements and maintenance agreements that occur in one quarter will largely be felt in future quarters, both because we may be unable to generate sufficient new revenue to offset the decline and because we may be unable to adjust our operating costs and capital expenditures to align with the changes in revenue. Our subscription model makes it more difficult for us to increase our revenue rapidly in any period, because revenue from new customers must be recognized over the applicable subscription term. Furthermore, although our business model is primarily focused on recurring revenue, we anticipate continuing to recognize license revenue, particularly with international customers. License revenue is difficult to forecast and is likely to fluctuate due to many factors that are beyond our control including transition of license customers to recurring revenue models. Accordingly, we believe that period-to-period comparisons of our results of operations should not be relied upon as definitive indicators of future performance.

        Other factors that may cause our revenue and operating results to fluctuate include:

  •
  timing of customer budget cycles;

  •
  the priority our customers place on our products compared to other business investments;

  •
  size, timing and contract terms of new customer contracts, and unpredictable and often lengthy sales cycles;

  •
  reduced renewals;

  •
  competitive factors, including new product introductions, upgrades and discounted pricing or special payment terms offered by our competitors, as well as strategic actions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

  •
  technical difficulties, errors or service interruptions in our solutions that may cause customer dissatisfaction with solutions;

  •
  consolidation among our customers, which may alter their buying patterns, or business failures that may reduce demand for our solutions;

  •
  operating expenses associated with expansion of our sales force or business, and our product development efforts;

  •
  cost, timing and management efforts related to the introduction of new features to our solutions;

  •
  our ability to obtain, maintain and protect our intellectual property rights and adequately safeguard the information imported into our solutions or otherwise provided to us by our customers; and

  •
  extraordinary expenses such as impairment charges, litigation or other payments related to settlement of disputes.

        Any of these developments may adversely affect our revenue, operating results and financial condition. Furthermore, we maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. In such cases, we may be required to defer revenue recognition on sales to affected customers. In the future, we may have to record additional reserves or write-offs, or defer revenue on sales transactions, which could negatively impact our financial results.

If we are unable to maintain the profitability of our recurring revenue solutions, our operating results could be adversely affected.

        We have invested, and expect to continue to invest, substantial resources to expand, market and refine our solutions. If we are unable to grow the volume of our recurring revenue, or to improve our gross margins, we may not be able to achieve profitability and our operating results and financial condition could be adversely affected. Factors that could harm our ability to improve our gross margins include:

  •
  customer attrition as customers decide not to renew for any reason;

  •
  our inability to maintain or increase the prices customers pay for our solutions, due to competitive pricing pressures or limited demand;

  •
  our inability to reduce operating costs through technology-based efficiencies and streamlined processes;

  •
  increased direct and indirect cost of third-party services, including hosting facilities and professional services contractors performing implementation and support services;

  •
  higher personnel and personnel-related costs;

  •
  increased costs to integrate products or personnel that we acquire, including time and expense associated with new sales personnel reaching full productivity; and

  •
  increased costs to license and maintain third-party software embedded in our solutions or to create alternatives to such third-party software.

Our business and operations have experienced rapid growth in recent periods, and if we do not effectively manage any future growth or are unable to improve our systems and processes, our operating results will be adversely affected.

        We have experienced rapid growth and increased demand for our products over the last few years. Our employee headcount and number of customers have increased significantly, and we expect to continue to grow our headcount significantly in future periods. For example, from the end of fiscal 2013 to the end of fiscal 2014, our employee headcount increased from 612 to 741 employees, and our number of customers increased from more than 2,200 to over 3,700. We anticipate that we will continue to significantly expand our operations and headcount in the near term, and anticipate that our customer base will continue to expand. The growth and expansion of our business and our product and service offerings place a significant strain on our management, operations, sales and marketing, and financial resources. To manage any future growth effectively, we must continue to improve and expand our information technology and financial infrastructure, our operating and administrative systems, our sales and marketing teams and our ability to manage headcount, capital, and business processes in an efficient manner.

        We may not be able to successfully implement improvements to our systems and processes in an efficient or timely manner, and we may discover deficiencies in our existing systems and processes. We may experience difficulties in managing improvements to our systems and processes, which could disrupt existing customer relationships, cause us to lose customers, limit sales of our products, or increase our technical support costs. Our failure to improve our systems and processes, or the failure of those systems and processes to operate in the intended manner, may result in our inability to manage the growth of our business and accurately forecast our revenue and expenses. Our productivity and the quality of our solutions may be adversely affected if we do not integrate and train new employees quickly and effectively. Any future growth would add complexity to our organization and require effective coordination throughout our organization. For example, as a result of growth in our employee headcount, we relocated our corporate headquarters to a larger office space in Dublin, California in February 2015. Failure to manage any future growth effectively could result in increased costs, negatively impact our customers' satisfaction with our solutions, and harm our operating results.

Decreases in retention rates for customer SaaS subscriptions or on-premise maintenance arrangements could materially impact our future revenue or operating results.

        Our customers have no obligation to renew our SaaS subscriptions or maintenance support arrangements after the expiration of the subscription or maintenance period, which is typically 12 to 24 months. Customers may elect not to renew, or may renew for fewer seat licenses or shorter contract terms. In addition, we offer a pay-as-you-go model, whereby customers can pay for our SaaS services on a monthly basis without a long-term commitment, which may unexpectedly increase the rate of customer non-renewals and thus negatively and unpredictably affect our recurring revenue. If our customer renewal rates decline, which may occur as a result of many factors, including reduced budgets, insourcing decisions or dissatisfaction with our service, our revenue will be adversely affected and our business will suffer.

A majority of our revenue is derived from our Lead to Money solutions, and a decline in sales of those solutions could adversely affect our operating results and financial condition.

        We derive a majority of our revenue from our Lead to Money solutions; if demand for those solutions declines significantly and we are unable to replace the revenue with revenue from our other offerings, our business and operating results will be adversely affected. We cannot assure you that our current levels of market penetration and revenue from these solutions will continue. If conditions in the market for these solutions change as a result of increased competition or new product offerings by our competitors or consolidation among our competitors, or if we are unable to timely introduce successful new solutions to keep pace with technological advancements, our revenue may decline and our financial results and financial condition would be harmed.

If we do not compete effectively, our revenue may not grow and could decline.

        We have experienced intense competition from other software companies, as well as from customers' internal development teams. We believe one of our key challenges is to demonstrate the benefits of our solutions to prospective customers so that they will prioritize purchases of our solutions over other options. Our financial performance depends in large part on continued growth in the number of organizations adopting our sales effectiveness solutions to manage the performance of their sales organizations, yet the market for sales effectiveness solutions may not develop as we expect, or at all.

        We compete principally with vendors of sales effectiveness software, incentive compensation management ("ICM") software, enterprise resource planning software and customer relationship management software. Our competitors may be more successful than we are in capturing the market by, for example, announcing new products, services or enhancements that better meet the needs of prospective customers or our current customers or changing industry standards. In addition, if one or more of our competitors were to merge or partner with another of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. Increased competition may cause price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on our business, results of operations and financial condition.

        Many of our competitors, particularly our enterprise resource planning competitors, have longer operating histories with significantly greater financial, technical, marketing, service and other resources. Many also have a larger installed base of users, larger marketing budgets and broader relationships, established distribution agreements, and greater name recognition. Some of our competitors' products may also be more effective at performing particular sales effectiveness or ICM system functions or may be more customized for particular customer needs in any given market. Even if our competitors provide products with less sales performance management or ICM system functionality than our solutions, their products may incorporate other capabilities, such as recording and accounting for transactions, customer orders or inventory management. A product that performs these functions, along with functions of our solutions, may appeal to some customers by reducing the number of software applications they use in their business. Our competitors, especially larger competitors, may also bundle ICM or other functionalities with their other offerings, rendering our software less competitive from a pricing perspective.

        Our products generally must be integrated with software provided by existing or potential competitors. These competitors could alter their software products in ways that inhibit integration with ours, or they could deny or delay our access to advance software releases, which would restrict our ability to adapt our products for integration with their new releases and could result in the loss of both sales opportunities and renewals of on-demand services and maintenance.

        Some potential customers have already made substantial investments in third-party or internally-developed solutions designed to model, administer, analyze and report on sales effectiveness programs.

These companies may be reluctant to abandon such investments in favor of our solutions. In addition, information technology departments of some potential customers may resist purchasing our solutions for a variety of reasons, including concerns that hosted solutions are not sufficiently customizable for their needs or that they pose data security concerns for their enterprises.

If we change prices, alter our payment terms or modify our products or services in order to compete, our margins and operating results may be adversely affected.

        The intensely competitive market in which we do business may require us to change our prices or modify our pricing strategies for our solutions in ways that adversely affect our operating results. If our competitors offer discounts on competitive products or services, we may need to lower prices or offer other terms more favorable to existing and prospective customers in order to compete successfully. If we raise prices based upon our own evaluation of the value of our products, those increases might not be well received by customers, which may hurt our sales. Some of our competitors may bundle their products with other solutions for promotional purposes or as a pricing strategy, or provide guarantees of prices and product implementations. These practices could, over time, limit the prices that we can charge for our solutions or cause us to modify our existing market strategies accordingly. If we cannot offset price reductions and other terms that are more favorable to our customers with a corresponding increase in sales or decrease in spending, then the reduced revenue resulting from lower prices would adversely affect our gross margins and operating results.

If we experience service interruptions in our offerings to customers, our business and financial results could be harmed.

        Our business is primarily conducted over the Internet, so we depend on our ability to protect our computer equipment and stored data against damage from natural disasters, power loss, telecommunications failures, cyber-attacks or other unauthorized intrusion and other events. Although we have redundant facilities to support our operations, our systems, procedures and controls might not be adequate.

        There can be no assurance that our disaster preparedness will prevent significant interruption of our operations, which could be lengthy. Service interruptions may result in material liability claims from customers for breach of service-level commitments, customer terminations and damage to our reputation and business prospects.

        In addition, third-party service providers for hosting facilities or other critical infrastructure could be interrupted in the event of a natural disaster, facility closings or other unanticipated problems. Third-party telecommunications providers of Internet and other telecommunication services may fail to perform adequately, or their systems may fail to operate properly or be disabled, causing business interruption or system damage and could harm our revenue, increase costs, cause regulatory intervention or damage to our reputation.

Software errors could be costly and time-consuming for us to correct, and could harm our reputation and impair our ability to sell our solutions.

        Our solutions are based on complex software that may contain errors, or "bugs," that could be costly to correct, harm our reputation and impair our ability to sell our solutions to new customers. Moreover, customers relying on our solutions to implement their incentive compensation arrangements may be more sensitive to such errors, and the attendant potential security vulnerabilities and business interruptions for these applications. If we incur substantial costs to correct any errors of this nature, our operating margins could be adversely affected. Because our customers depend on our solutions for critical business functions, any service interruptions could result in lost or delayed market acceptance and lost sales, higher service-level credits and warranty costs, diversion of development resources and product liability suits.

Breaches of security or failure to safeguard customer data could create the perception that our solutions are not secure, causing customers to discontinue or reject the use of our solutions and potentially subject us to significant liability. Implementing, monitoring and maintaining adequate security safeguards may be costly.

        Our solutions allow our customers to access and transmit confidential data, including personally identifiable individual data of their employees, agents and customers over the Internet, and we store our customers' data on servers. We may also have access to confidential and private individual data in connection with the activities of our professional services organization, including implementation, maintenance and support activities for term and perpetual license customers.

        Moreover, many of our customers are subject to heightened security obligations regarding the personally identifiable information of their downstream customers. In the United States, these heightened obligations particularly affect the financial services, healthcare and insurance sectors, which are subject to controls over personal information under various state and federal laws and regulations. Other directives, such as the European Union Directive on Data Protection and accompanying laws and regulations of the Member States of the European Union implementing the directive, create international obligations on the protection of personal data that typically exceed security requirements mandated in the United States. The security measures we have implemented and may need to implement, monitor and maintain in the future in order to satisfy the requirements of our customers may be substantial and involve significant time and effort, which increases our costs.

        Security measures designed to protect customer information may be breached by third-party action, including intentional misconduct or malfeasance, employee error or otherwise, and result in unauthorized disclosure of or access to our customers' data or our data, including our intellectual property and other confidential business information, or our information technology ("IT") systems. Third parties may attempt to fraudulently induce employees or customers into disclosing sensitive information such as user names, passwords or other information in order to gain access to our customers' data or our data or IT systems. Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently and are often not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, our customers may authorize third-party technology providers to access their customer data. Because we do not control our customers and third-party technology providers, or the processing of such data by third-party technology providers, we cannot ensure the integrity or security of such transmissions or processing. Malicious third-parties may also conduct attacks designed to temporarily deny customers access to our services.

        If we do not adequately safeguard the information imported into our solutions or otherwise provided to us by our customers, or if third parties penetrate our systems or security and misappropriate our customers' confidential information, it may damage our reputation, result in a loss of confidence in the security of our service, negatively impact our future sales, or disrupt our business, and we may be sued and incur substantial damages in connection with such events. Even if it is determined that our security measures were adequate, the damage to our reputation may cause customers and potential customers to reconsider the use of our solutions, which may have a material adverse effect on our results of operations.

Legal and regulatory changes in the data protection and privacy area could create unexpected costs, require changes to our business or impact the use and adoption of our solutions, which could have an adverse effect on our future revenue, operating results or customer retention.

        The legal or regulatory framework for data protection and privacy issues is evolving worldwide, and various government and consumer agencies and public advocacy groups have called for new regulation and changes in industry practices. As a result, we expect federal, state and foreign governments to continue to increase regulation and we expect more public scrutiny, enforcement and sanctions in this area. The new laws and regulations that may, among other things, relate to the solicitation, collection, processing use, and disclosure of personal information, as well as those that apply to cross-border transfers of personal information, could affect demand for our solutions or cause us to change our platform or business model and increase our costs of doing business.

        Our customers can use our service to store compensation and other personal or identifying information about their sales personnel that are or may be considered personal data in some jurisdictions and, therefore, may be subject to this evolving legislation, regulation or heightened public scrutiny. In addition to the potential adoption of new laws and regulations in the United States and internationally, evolving definitions and norms regarding personal data may require us to adapt our business practices, or limit or inhibit our ability to operate or expand our business.

        Complying with any new regulatory requirements could force us to incur substantial costs or require us to change our business practices in a manner that could reduce our revenue or compromise our ability to effectively pursue our growth strategy. In addition, the compliance costs and other burdens imposed by such laws and regulations applicable to our customers' businesses may limit the use and adoption of our service and reduce overall demand, or lead to significant fines, penalties or liabilities for any noncompliance with such privacy laws. As a result, some industries may not adopt our services based on perceived privacy concerns, regardless of the validity of such concerns.

        While we take measures to protect the security of information that we collect, use and disclose in the operation of our business, and we offer privacy protections with respect to this information, these measures may not always be effective. Furthermore, although we strive to comply with applicable laws and regulations relating to privacy and data collection, use and disclosure, these laws and regulations are continually evolving, not always clear, and not always consistent across the jurisdictions in which we do business. Any proceedings brought against us relating to compliance with such laws and regulations could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, adversely affect the demand for our services and ultimately result in the imposition of monetary liability or restrictions on our ability to conduct our business. In some cases, these costs may not be covered by contractual indemnity or insurance, even if caused by a third party.

        In addition, if we are perceived as not operating in accordance with industry best practices with regard to privacy, we may be subject to negative publicity, government investigation, litigation or investigation by accountability groups. Any action against us could be costly and time consuming, require us to change our business practices, expose us to substantial monetary liability and result in damage to our reputation and business.

The European Parliament is considering revocation of the legal framework under which personal data of European residents may be transferred to the United States, and this revocation, if implemented, could hamper our plans to expand our business in Europe.

        The use and transfer of personal data in many European countries is currently governed under a regulatory framework pursuant to which U.S. businesses: (i) commit to treat the personal data of European Union residents in accordance with the current regulatory framework and (ii) may self-certify their compliance. The European Union is currently considering adoption of new regulations which would include prohibitions on the transfer of our data about European Union customers to our computer servers in the United States. If these restrictions are adopted, we may have to create duplicative, and potentially expensive, information technology infrastructure and business operations in Europe, which may hinder our expansion plans in Europe, or render these plans commercially infeasible. These developments could materially increase our costs of doing business and harm our operating results.

Acquisitions of, and investments in, other businesses present many risks. We may not realize the anticipated financial and strategic benefits of these transactions, and we may not be able to manage our operations with the acquired businesses efficiently or profitably.

        As part of our business strategy, we evaluate opportunities to expand and enhance our product and service offerings to meet customer needs, increase our market opportunities and grow revenue through internal development efforts and external acquisitions and partnerships. We have completed a number of acquisitions in recent years, including LeadRocket, Inc. and Clicktools Ltd. in 2014. We may continue to acquire or make investments in other companies, products, services and technologies in the future. Acquisitions and investments may cause disruptions in or add complexity to our operations and involve a number of risks, including the following:

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  the anticipated benefits, such as an increase in revenue, may not materialize if, for example, a larger number of customers than expected choose not to renew or if we are unable to cross-sell the acquired company's solutions to our existing customer base;

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  we may have difficulty integrating and managing the acquired technologies or products with our existing product lines, and maintaining uniform standards, controls, procedures and policies across locations;

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  we may experience challenges in, and have difficulty penetrating, new markets where we have little or no prior experience and where competitors have stronger market positions;

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  integrating the financial systems and personnel of the acquired business and retaining key employees may be difficult, and, to the extent we issue shares of stock or other rights to purchase stock to such individuals, existing stockholders may be diluted;

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  our ongoing business and management's attention may be disrupted or diverted by transition or integration issues and the complexity of overseeing geographically and culturally diverse locations;

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  we may find that the acquired business or assets do not further our business strategy, or that we overpaid for the business or assets, or that we do not realize the expected operating efficiencies or product integration benefits;

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  our use of cash consideration for one or more significant acquisitions may require us to use a substantial portion of our available cash or incur substantial debt, and if we incur substantial debt, it could result in material limitations on the conduct of our business;

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  we may fail to uncover or realize the significance of, or otherwise become exposed to, liabilities and other issues assumed from an acquired business, such as claims from terminated employees or third-parties and unfavorable revenue recognition or other accounting practices; and

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  we may experience customer confusion as a result of product overlap, particularly when we offer, price and support various product lines differently.

        These factors could have a material adverse effect on our business, results of operations and financial condition or cash flows. Furthermore, during periods of operational expansion, we often need to increase the size of our staff, our related operations and third party partnerships, and potentially amplify our financial and accounting controls to ensure they remain effective. Such changes may increase our expenses, and there is no assurance that our infrastructure will be sufficiently scalable to efficiently manage any growth that we may experience. If we are unable to leverage our operating cost investments as a percentage of revenue, our ability to generate or increase profits will be adversely impacted. In addition, from time to time, we may enter into negotiations for acquisitions and other investments that are not ultimately consummated, which could result in significant diversion of management time, as well as out-of-pocket expenses.

Some of our products rely on third-party software licenses to operate, and the loss or inability to maintain these licenses, or errors, discontinuations or updates to that software, could result in higher costs, delayed sales, customer claims, or termination of existing agreements.

        We license technology from several software providers for our reporting, analytics and integration applications, and we anticipate continuing to license technologies from these or other providers in connection with our current and future products. We also rely on generally available third-party software to run our applications. Any of these software applications may not continue to be available on commercially reasonable terms, if at all, or new versions may be released that are incompatible with our offerings. Some of the products could be difficult to replace, and developing or integrating new software with our products could require months or years of design and engineering work. Modification or loss of access to any of these technologies could result in delays in providing our products until equivalent technology is developed or, if available, is identified, licensed and integrated. Acquisitions of third-party technologies by other companies, including our competitors, may have a material adverse impact on us if the acquirer seeks to cancel or change the terms of our license.

        In addition, we depend upon the successful operation of third-party products in conjunction with our products or services. As a result, undetected errors in those third-party products could prevent the implementation, or impair the functionality of, our products, delay new product introductions, limit the availability of our products via our on-demand service, and injure our reputation. Our use of additional or alternative third-party products could result in new or higher royalty payments if we are required to enter into license agreements for such products.

Our success depends upon our ability to develop new solutions and enhance our existing solutions rapidly and cost-effectively. Failure to introduce new or enhanced solutions that meet customer needs may adversely affect our operating results.

        The markets for sales effectiveness solutions and cloud computing are generally characterized by:

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  rapid technological advances,

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  changing customer needs, and

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  frequent new product introductions and enhancements.

        To keep pace with technological developments, satisfy increasingly sophisticated customer requirements, achieve market acceptance and effectively respond to competition, we must quickly identify emerging trends and requirements, accurately define and design enhancements and improvements for existing solutions, and introduce new solutions that satisfy our customers' changing demands. Accelerated introductions for new solutions require high levels of expenditures for research and development that could adversely affect our operating results. Further, any new solutions we develop may not be introduced in a timely manner or be available in a distribution model favored by our target markets, and may therefore not achieve the broad market acceptance necessary to generate significant revenue. If we are unable to quickly and successfully develop or acquire and distribute new products and services cost-effectively, or enhance existing solutions, or if we fail to position and price our solutions to meet market demand, our business and operating results will be adversely affected.

Our offshore product development, support and professional services may prove difficult to manage or may not allow us to realize our cost reduction goals, produce effective new solutions and provide professional services to drive growth.

        We use offshore resources to perform new product and services development and provide support and professional consulting efforts, which requires detailed technical and logistical coordination. We must ensure that our international resources and personnel are aware of and understand development specifications and customer support, as well as implementation and configuration requirements and that they can meet applicable timelines. If we are unable to maintain acceptable standards of quality in support, product development and professional services through our international third-party service providers, our attempts to reduce costs and drive growth through new products and margin improvements in technical support and professional services may be negatively impacted, which would adversely affect our results of operations. Outsourcing services to offshore providers may expose us to misappropriation of our intellectual property or that of our customers, or make it more difficult to defend intellectual property rights in our technology.

The loss of key personnel, higher than normal employee attrition in key departments or the inability of replacement personnel to quickly and successfully perform in their new roles could adversely affect our business.

        Our success depends to a significant extent on the abilities and effectiveness of our personnel, and, in particular, our chief executive officer and other executive officers. All of our existing personnel, including our executive officers, are employed on an "at-will" basis. If we lose or terminate the services of one or more of our current executives or key employees or if one or more of our current or former executives or key employees joins a competitor or otherwise competes with us, or if we do not have an effective succession or development plan in place for such individuals, our ability to successfully implement our business plan could be impaired. Likewise, if a number of employees from specific departments were to depart, our business may be adversely affected. Additionally, if we are unable to quickly hire qualified replacements for our executives, other key positions or employees within specific departments, our ability to execute our business plan could be harmed. Even if we can quickly hire qualified replacements, we would expect to experience operational disruptions and inefficiencies during any transition.

If we are unable to hire and retain qualified employees and contractors, including sales, professional services and engineering personnel, our growth may be impaired.

        To scale our business successfully, increase productivity, maintain a high level of quality and meet customers' needs, we need to recruit, retain and motivate highly skilled employees and contractors in all areas of our business, including sales, professional services and engineering. In particular, if we are unable to hire or contract for and retain talented personnel with the skills, and in the locations, we require, we might need to redeploy existing personnel or increase our reliance on contractors. Furthermore, we have been, and intend to continue, increasing our sales force and, if we are not successful in attracting and retaining qualified personnel, or if new sales personnel are unable to achieve desired productivity levels within a reasonable time period, we may not be able to increase our revenue and realize the anticipated benefits of these investments.

        As our customer base increases and as we continue to evaluate and modify our organizational structure to increase efficiency, we are likely to experience staffing constraints in connection with the deployment of trained and experienced professional services and support resources capable of implementing, configuring, maintaining and supporting our products and related services. Moreover, as a company focused on the development of complex products and the provision of online services, we are often in need of additional software developers and engineers. We have relied on our ability to grant equity compensation as one mechanism for recruiting, retaining and motivating such highly skilled personnel. Our ability to provide equity compensation depends, in part, upon receiving stockholder approval for an increase in shares authorized for issuance pursuant to our equity compensation plan. If we are not able to secure such approval from our stockholders, our ability to recruit, retain and motivate our personnel may be adversely impacted, which would negatively impact our operating results.

Our credit agreement contains restrictive and financial covenants that may limit our operational flexibility. Furthermore, if we default on our obligations under the credit agreement, our operations may be interrupted and our business and financial results could be adversely affected.

        In May 2014, we entered into a credit agreement with Wells Fargo Bank, National Association ("Wells Fargo"), under which Wells Fargo agreed to provide a revolving loan to us in an amount not to exceed $10.0 million, with an accordion feature that allows us to increase the maximum borrowing amount by not less than $5.0 million and not more than $10.0 million ("Revolver"). We may draw upon the Revolver to finance our operations or for other corporate purposes. In September 2014, we increased the maximum borrowing amount to $15.0 million. The Revolver contains a number of restrictive covenants, and its terms may restrict our current and future operations, including:

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  our flexibility to plan for, or react to, changes in our business and industry conditions;

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  our ability to use our cash flows, or obtain additional financing, for future working capital, capital expenditures, acquisitions or other general corporate purposes;

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  place us at a competitive disadvantage compared to our less leveraged competitors; and

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  increase our vulnerability to the impact of adverse economic and industry conditions.

        In addition, if we fail to comply with the covenants or payment obligations specified in the Revolver, we may trigger an event of default and Wells Fargo would have the right to: (i) terminate its commitment to provide additional loans under the Revolver, and (ii) declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable. In addition, Wells Fargo would have the right to proceed against the Revolver collateral, which consists of substantially all our assets. If the debt under the Revolver were to be accelerated, we may not have sufficient cash or be able to sell sufficient collateral to repay this debt, which would have an immediate material adverse effect on our business, results of operations and financial condition.

Changes in the terms of our current or future indebtedness or our credit rating may adversely affect our financial condition and results of operations.

        We cannot provide assurances that additional borrowing capacity will be available under the Revolver, including pursuant to the accordion feature, or that future indebtedness will be obtainable on terms as favorable as the Revolver. As a result, in the future, we may be subject to higher interest rates and our interest expense may increase, which may have an adverse effect on our financial results. Furthermore, changes by any rating agency to our outlook or credit rating could negatively affect the value of both our debt and equity securities and increase the interest amounts we pay on outstanding or future debt. These risks could adversely affect our financial condition and results.

If we are unable to maintain effective internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the trading price of our common stock may be negatively affected.

        We are required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. Effective planning and management processes are necessary to meet these requirements, and we expect that we will need to continue to improve existing, and implement new, operational and financial systems, procedures and controls to manage our business effectively in the future. We are also required to furnish a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the trading price of our common stock could be negatively affected, and we could become subject to investigations by The Nasdaq Stock Market LLC, the Securities and Exchange Commission or other regulatory authorities, which could require additional financial and management resources.

If we fail to adequately protect our proprietary rights and intellectual property, we may lose valuable assets, experience reduced revenue and incur costly litigation to protect our rights.

        Our success and ability to compete depends on the proprietary technology embedded in our solutions. We rely on a combination of patents, trademarks, copyrights, service marks, trade secrets, contractual provisions and other similar measures to establish and protect our proprietary rights. We cannot protect our intellectual property if we are unable to enforce our rights or if we do not detect its unauthorized use. Despite our precautions, unauthorized third parties may be able to copy or reverse engineer our solutions and use information that we regard as proprietary to create products and services that compete with ours. Provisions in our agreements prohibiting unauthorized use, copying, transfer and disclosure of our licensed programs and services may be unenforceable under the laws of some jurisdictions. Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States. To the extent that we engage in international activities, our exposure to unauthorized copying and use of our products, services and proprietary information increases.

        We enter into various restrictive agreements with our employees and consultants, as well as with customers and third parties with whom we have strategic relationships. We cannot ensure that these agreements will be effective in controlling access to and distribution of our products, services and proprietary information. Nor do these agreements prevent our competitors from independently developing technologies that are substantially equivalent or superior to our solutions. Litigation may be necessary to enforce our intellectual property rights and protect our trade secrets. Litigation, whether successful or unsuccessful, could result in substantial costs and diversion of management resources, either of which could seriously harm our business.

Our results of operations may be adversely affected if we are subject to a protracted infringement claim or one that results in a significant damage award.

        From time to time, we receive claims that our products, services offerings or business infringe or misappropriate the intellectual property rights of third parties, and we have in the past, and may continue in the future, to assert claims of infringement against third parties on such bases, including the lawsuit we settled with Versata Software, Inc., Versata Development Group, Inc. and Versata, Inc. in November 2014. Our competitors or other third parties may also challenge the validity or scope of our intellectual property rights. For more information, see "Item 3. Legal Proceedings". We believe that claims of infringement are likely to increase as the functionality of our solutions expand and we introduce new solutions, including technology acquired or licensed from third parties. Any infringement claim, whether offensive or defensive, could:

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  require costly litigation to resolve;

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  absorb significant management time;

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  cause us to enter into unfavorable royalty or license agreements;

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  require us to discontinue the sale of, or materially modify, all or a portion of our products or services;

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  require us to indemnify our customers or third-party service providers; and

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  require us to expend additional development resources to redesign our products or services.

Inclusion of open source software in our products may expose us to liability or require release of our source code.

        We currently use open source software in our products and may use more in the future. We could be subject to suits by parties claiming ownership of what we believe to be open source software that has been incorporated into our products. In addition, some open source software is provided under licenses which require that proprietary software, when combined in specific ways with open source software, become subject to the open source license and thus freely available. While we take steps to minimize the risk that our products, when incorporated with open source software, would become subject to such provisions, few courts have interpreted open source licenses. As a result, the enforcement of these licenses is unclear. If our products became subject to open source licenses, our ability to continue commercializing our solutions, along with our operating results, would be materially and adversely affected.

Sales to customers in international markets pose risks and challenges for which we may not achieve the expected results.

        We continue to invest substantial time and resources to grow our international operations. If we fail to do so successfully, our business and operating results could be seriously harmed. Such expansion may require substantial financial resources and management attention. International operations involve a variety of risks, particularly:

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  greater difficulty in supporting and localizing our solutions;

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  complying with numerous regulatory requirements, taxes, trade laws and tariffs that may conflict or change unexpectedly, including labor, tax, privacy and data protection;

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  using international resellers and complying with anti-bribery and anti-corruption laws;

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  greater difficulty in establishing, staffing and managing foreign operations;

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  greater difficulty in maintaining acceptable quality standards in support, product development and professional services by our international third-party service providers;

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  differing abilities to protect our intellectual property rights; and

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  possible political and economic instability.

We may be affected by fluctuations in currency exchange rates.

        We are potentially exposed to adverse movements in currency exchange rates. Although most of our revenue and expenses occur in U.S. Dollars, some occur in local currencies and the amounts in local currencies may increase as we expand our international operations. An increase in the value of the U.S. Dollar could increase the real cost to our customers of our products in those markets outside the U.S., and a weakened U.S. Dollar could increase the cost of our expenses, as well as overseas capital expenditures. We have not engaged in hedging transactions to reduce the exposure to foreign currency fluctuations.

Our services revenue produces substantially lower gross margins than our recurring revenue, and periodic variations in the proportional relationship between services revenue and higher margin recurring revenue may harm our overall gross margins.

        Our services revenue, which includes fees for consulting, implementation and training, represented 24% of our revenue in 2014. Our services revenue has a substantially lower gross margin than our recurring revenue.

        The percentage of total revenue represented by services revenue has varied significantly from period to period principally because the number of new recurring revenue customer transactions varies from quarter to quarter.

Deployment of solutions may require substantial technical implementation and support by us or third-party service providers. We may lose sales opportunities and our business may be harmed if we do not meet these implementation and support requirements, which may cause a decline in revenue and an increase in our expenses.

        We deploy solutions, such as large enterprise-wide deployments, that require a substantial degree of technical and logistical expertise. It may be difficult for us to manage these deployments, including the timely allocation of personnel and resources by us and our customers. Failure to successfully manage the process could harm our reputation, both generally and with specific customers, harming our sales and causing customer disputes, which could adversely affect our revenue and increase our technical support and litigation costs. If actual remediation services exceed our accrued estimates, we could be required to take additional charges, which could be material.

        We engage third-party partners, systems integrators and software vendors to provide customer referrals, cooperate with us in the design, sales and marketing of our solutions, provide insights into market demands, and provide our customers with systems implementation services or overall program management. In some cases, we may not have formal agreements governing such relationships, and the agreements we do have generally do not include specific obligations with respect to exclusivity, generating sales opportunities or cooperating on future business.

        From time to time, we also consider new or unusual strategic relationships, which can pose additional risks. For example, while reseller arrangements offer the advantage of leveraging larger sales organizations than our own to sell our products, they also require considerable time and effort on our part to train and support the reseller's personnel, and require the reseller to properly motivate and incentivize its sales force. Also, if we enter into an exclusive reseller arrangement, the exclusivity may prevent us from pursuing the applicable market ourselves; if the reseller is not successful in the particular location, our results of operations may be adversely affected.

        Should any of these third-parties go out of business, perform unsatisfactory services or choose not to work with us, we may be forced to develop new capabilities internally, which may cause significant delays and expense, thereby adversely affecting our operating results. These third-party providers may offer products of other companies, including products competitive with ours. If we do not successfully or efficiently establish, maintain and expand our industry relationships with influential market participants, we could lose sales and service opportunities, which would adversely affect our results of operations.

Our solutions have unpredictable sales cycles, making it difficult to plan our expenses and forecast our results.

        It is difficult to determine how long the sales cycles for our solutions will be, thereby making it difficult to predict the quarter in which a particular sale will close and to plan expenditures accordingly. Moreover, to the extent that sales are completed in the final two weeks of a quarter, the impact of recurring revenue transactions is typically not reflected in our financial statements until subsequent quarters. The period between our initial contact with a potential customer and ultimate sale of our solutions is relatively long due to several factors, which may include:

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  the complex nature of some of our products;

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  the need to educate potential customers about the uses and benefits of our solutions;

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  budget cycles of our potential customers that affect the timing of purchases;

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  the expiration date of existing point solutions that we seek to replace;

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  customer requirements for competitive evaluation and often lengthy internal approval processes (particularly of large organizations) before purchasing our solutions; and

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  potential delays of purchases due to announcements or planned introductions of new solutions by us or our competitors.

        The length and unpredictability of our sales cycle make it difficult for us to project revenues and plan for levels of expenditures to support our solutions appropriately. If we do not manage our sales cycle successfully, we may misallocate resources and our financial results may be harmed.

Our latest product features and functionality may require existing on-premise license customers to migrate to our SaaS solutions. Moreover, we may choose or be compelled to discontinue maintenance support for older versions of our software products, forcing our on-premise customers to upgrade their software in order to continue receiving maintenance support. If existing on-premise license customers fail to migrate or delay migration to our on-demand solution, our revenue may be harmed.

        We continue to promote our on-demand product offerings to existing customers who currently have on-premise perpetual and term licenses. Customers with on-premise licenses may need to migrate to our on-demand solutions to take full advantage of the features and functionality in those solutions. We expect to periodically terminate maintenance support on older versions of our on-premise products for various reasons including, without limitation, termination of support by third-party software vendors whose products complement ours or upon which we are dependent. Regardless of the reason, a migration is likely to involve additional cost, which our customers may delay or decline to incur. If a sufficient number of customers do not migrate to our on-demand product offerings, our continued maintenance support opportunities and our ability to sell additional products to these customers, and as a result, our revenue and operating income, may be harmed.

Risks Related to Our Stock and This Offering

Our stock price is likely to remain volatile.

        The trading price of our common stock has in the past, and may in the future, be subject to wide fluctuations in response to many factors, including those described in this section. The volume of trading in our common stock is limited, which may increase volatility. Investors should consider an investment in our common stock as risky and should purchase our common stock only if they can withstand significant losses. Other factors that affect the volatility of our stock include:

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  our actual and anticipated operating performance and the performance of other similar companies;

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  actual and anticipated fluctuations in our financial results;

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  failure of securities analysts to maintain coverage of us;

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  ratings changes by any securities analysts who follow us;

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  failure to meet our projected results or the published operating estimates or expectations of securities analysts and investors;

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  failure to achieve revenue or earnings expectations;

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  price and volume fluctuations in the overall stock market, including as a result of trends in the global economy;

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  significant sales by existing investors, coupled with limited trading volume for our stock;

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  announcements by us or our competitors of significant contracts, results of operations, projections, or new technologies;

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  lawsuits threatened or filed against us;

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  adverse publicity;

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  acquisitions, commercial relationships, joint-ventures or capital commitments;

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  changes in our management team or board of directors;

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  publication of research reports, particularly those that are inaccurate or unfavorable, about us or our industry by securities analysts; and

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  other events or factors, including those resulting from war, incidents or terrorism or responses to these events.

        Additionally, some companies with volatile market prices for their securities have been the subject of securities class action lawsuits. Any such suit could have a material adverse effect on our business, results of operations, financial condition and price of our common stock.

Future sales of substantial amounts of our common stock, including securities convertible into or exchangeable for shares of our common stock could cause our stock price to fall.

        We may issue additional shares of our common stock, including securities convertible into or exchangeable for, or that represent the right to receive, shares of our common stock. Such issuances will dilute the ownership interest of our stockholders and could adversely affect the market price of our common stock. We cannot predict the effect that future sales of shares of our common stock or other equity-related securities would have on the market price of our common stock. In addition, sales by existing stockholders of a large number of shares of our common stock in the public trading market (or in private transactions), including sales by our executive officers, directors or institutional investors, or the perception that such additional sales could occur, could cause the market price of our common stock to drop. We have stock options and restricted stock units outstanding for shares of our common stock. Our stockholders may incur dilution upon exercise of an outstanding stock option or vesting of outstanding restricted stock units.

We do not intend to pay dividends for the foreseeable future.

        We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. Consequently, stockholders must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Provisions in our charter documents and Delaware law may delay or prevent an acquisition of our company.

        Our certificate of incorporation and bylaws contain provisions that could make it harder for a third-party to acquire us without the consent of our board of directors. For example, if a potential acquirer were to make a hostile bid for us, the acquirer would not be able to call a special meeting of stockholders to remove our board of directors or act by written consent without a meeting. In addition, our board of directors has staggered terms, which means that replacing a majority of our directors would require at least two annual meetings. A potential acquirer would also be required to provide advance notice of its proposal to replace directors at any annual meeting, and would not be able to accumulate votes at a meeting, which would require such potential acquirer to hold more shares to gain representation on the board of directors than if cumulative voting were permitted. Furthermore, Section 203 of the Delaware General Corporation Law limits business combination transactions with 15% stockholders that have not been approved by the board of directors. All of these factors make it more difficult for a third-party to acquire us without negotiation. These provisions may apply even if the offer may be considered beneficial by some stockholders. Our board of directors could choose not to negotiate with a potential acquirer that it does not believe is in our strategic interests. If a potential acquirer is discouraged from offering to acquire us or prevented from successfully completing a hostile acquisition by these or other measures, under some circumstances, the market price of our common stock could be reduced.

We may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.

        The net proceeds from the sale of shares of our common stock in this offering may be used for working capital and other general corporate purposes. However, we do not currently have any specific planned uses of the net proceeds. Our management will have a broad range of discretion in the application and use of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents incorporated into this prospectus by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to our future plans, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "may," "will," and similar expressions and the negatives thereof identify forward-looking statements, which generally are not historical in nature. These forward-looking statements include, but are not limited to, statements concerning the following: our expected uses of the net proceeds from this offering, levels of revenue, changes in and expectations with respect to revenue, revenue growth and gross margins, anticipated growth and growth strategies, the impact of competition, our ability to sell products, future operating expense levels, future operating results, the impact of quarterly fluctuations of revenue and operating results, staffing and expense levels, expected cash and investment balances and the impact of foreign exchange rate fluctuations. As and when made, management believes that these forward-looking statements are reasonable. We discuss these risks in greater detail in "Risk Factors" and elsewhere in this prospectus and the documents incorporated into this prospectus by reference. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made and may be based on assumptions that do not prove to be accurate. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections.

        Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to review any additional disclosures we make in the documents we subsequently file with the SEC that are incorporated by reference in this prospectus. See "Where You Can Find Additional Information."

INDUSTRY DATA REPORTS

        This prospectus contains information concerning our industry and the markets in which we operate that is based on information from various sources, including IDC and Gartner Inc. Where information in the text of the prospectus is contained in independent industry publications, it is identified with a superscript number. The source of, and selected additional information contained in, the independent industry publications related to the information so identified are provided below:

  (1)
  IDC, "IDC: The Marketing Software Revolution: Strategies for Buyers and Sellers" Web Conference, cited in Forbes, "IDC Predicts CMOs Will Drive $32.3B In Marketing Technology Spending By 2018", Louis Columbus, 17th January 2015.

  (2)
  MarketsandMarkets, "Learning Management Systems (LMS) Market Products (Content Management, Student Management, Performance Management, Collaboration, Administration), by Users (K-12, Higher Education, Corporate) —Worldwide Market Forecasts and Analysis 2013-2018"; and "Customer Experience Management Market (VOC Analytics, Feedback Management, Web Analytics, Text Analytics, Speech Analytics)—Advanced Technologies, Touch Points, Adoption Trends, Market Size & Forecasts (2014-2019)".

  (3)
  Gartner Inc. Magic Quadrant for Sales Performance Management, Tad Travis, 6th January 2015.

    Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner's research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

 USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the common stock in this offering will be approximately $55,912,000, or $64,343,800 if the underwriters exercise in full their option to purchase additional shares at the public offering price of $13.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        We intend to use the net proceeds from this offering for working capital and other general corporate purposes. However, we do not currently have any specific planned uses of the net proceeds.

        Pending their application, we intend to invest the net proceeds in investment-grade, interest-bearing securities such as money market funds, certificates of deposit, or direct or guaranteed obligations of the U.S. Government, or hold as cash. We cannot predict whether the proceeds invested will yield a favorable return. Our management will have broad discretion in the application of the net proceeds we receive from this offering, and investors will be relying on the judgment of our management regarding such application.

 PRICE RANGE OF COMMON STOCK

        Our common stock trades on The NASDAQ Global Market under the symbol "CALD." The following table presents, for the periods indicated, the high and low intra-day sales prices per share of our common stock as reported on NASDAQ.

Period	High	Low
Fiscal Year Ended December 31, 2013:
First Quarter	$5.10	$4.10
Second Quarter	6.67	4.10
Third Quarter	9.36	6.34
Fourth Quarter	13.78	8.52
Fiscal Year Ended December 31, 2014:
First Quarter	$15.50	$10.99
Second Quarter	12.84	9.15
Third Quarter	12.61	10.41
Fourth Quarter	17.31	11.28
Fiscal Year Ending December 31, 2015:
First Quarter (through March 4, 2015)	$16.95	$13.35

        On March 4, 2015, the last reported sale price for our common stock on NASDAQ was $13.77 per share. As of February 18, 2015, there were approximately 22 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers, banks and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors considers relevant.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2014:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to the completion of this offering of 4,600,000 shares of common stock at the public offering price of $13.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

	As of December 31, 2014
	Actual	As Adjusted
	(In thousands, except share amounts)
Cash and cash equivalents	$34,200	$90,112

Stockholders' equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 51,285,269 shares issued and 48,946,472 shares outstanding, actual; 55,885,269 shares issued and 53,546,472 shares outstanding, as adjusted	49	54
Additional paid-in capital	344,312	400,219
Treasury stock, 2,338,797 shares	(14,430)	(14,430)
Accumulated other comprehensive income	(739)	(739)

Accumulated deficit	(270,718)	(270,718)

Total stockholders' equity	58,474	114,386

Total capitalization	$58,474	$114,386

        The common stock shown in the table above excludes approximately:

  •
  730,899 shares of our common stock issuable upon exercise of options outstanding as of December 31, 2014, having a weighted-average exercise price of $5.33 per share;

  •
  2,700,828 shares of our common stock subject to RSUs outstanding as of December 31, 2014;

  •
  814,428 shares of our common stock subject to options and RSUs granted between December 31, 2014 and March 4, 2015;

  •
  6,953,184 shares of our common stock reserved for issuance under our Employee Stock Purchase Plan as of December 31, 2014; and

  •
  770,511 shares of our common stock reserved for issuance under our 2013 Stock Incentive Plan as of December 31, 2014.

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

        The following summary describes the material U.S. federal income tax consequences of the ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income taxes, does not address the net investment income tax or alternative minimum tax, and does not deal with state, local or non-U.S. tax consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal estate and gift tax consequences except to the limited extent provided below. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code") such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, persons who acquired our common stock as compensation for services, certain former U.S. citizens and long-term residents, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or integrated investment or other risk reduction strategy, investors who own 5% or more of our stock (except to the limited extent set forth below), partnerships and other pass-through entities, and investors in such partnerships or pass-through entities (regardless of their places of organization or formation). Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

        The discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment).

        Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income tax consequences of acquiring, owning and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or non-U.S. tax consequences or any U.S. federal non-income tax consequences.

        For the purposes of this discussion, a "Non-U.S. Holder" is, for U.S. federal income tax purposes, a beneficial owner of common stock that is neither a U.S. Holder nor a partnership (or any other entity or arrangement that is treated as a partnership) for U.S. federal income tax purposes. A "U.S. Holder" means a beneficial owner of our common stock that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. If you are an individual, you may be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted.

Distributions

        Subject to the discussion below, distributions, if any, made on our common stock to a Non-U.S. Holder of our common stock to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us or our paying agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or appropriate substitute or successor form, certifying the Non-U.S. Holder's entitlement to benefits under that treaty. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to such agent. The holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

        We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us or our paying agent. In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional "branch profits tax," which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder's effectively connected earnings and profits, subject to certain adjustments.

        To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce your adjusted basis in our common stock as a non-taxable return of capital, but not below zero, and then any excess will be treated as gain realized from a sale or other disposition of common stock as described in the next section.

Gain on Disposition of Our Common Stock

        Subject to the discussion below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (a) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we are or have been a "United States real property holding corporation" within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder's holding period.

        If you are a Non-U.S. Holder described in (a) above, you will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates and corporate Non-U.S. Holders described in (a) above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual

Non-U.S. Holder described in (b) above, you will be required to pay a flat 30% tax on the gain derived from the sale, or such reduced rate as is specified by an applicable income tax treaty, which gain may be offset by certain U.S. source capital losses (even though you are not considered a resident of the United States).

        With respect to (c) above, in general, we would be a United States real property holding corporation if interests in U.S. real estate comprised (by fair market value) at least half of our business assets. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation; however, there can be no assurance that we will not become a United States real property holding corporation in the future. Even if we are treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder's holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market.

U.S. Federal Estate Tax

        The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent's country of residence provides otherwise.

Information Reporting Requirements and Backup Withholding

        Generally, we or certain financial intermediaries must report information to the IRS with respect to any dividends we pay on our common stock including the amount of such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

        Dividends paid to a Non-U.S. Holder may also be subject to U.S. backup withholding. The backup withholding rate is currently 28%. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides an applicable, properly executed IRS Form W-8 or otherwise establishes an exemption (unless we or the applicable payor have actual knowledge, or reason to know, that the holder is, in fact, a U.S. person).

        Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or non-U.S., unless the holder provides an applicable, properly executed IRS Form W-8 or otherwise meets documentary evidence requirements for establishing Non-U.S. Holder status (and the broker does not have actual knowledge, or reason to know, that the holder is, in fact, a U.S. person) or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. For information reporting purposes, however, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

        Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Foreign Accounts

        A U.S. federal withholding tax of 30% may apply on dividends and the gross proceeds of a disposition of our common stock paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). This U.S. federal withholding tax of 30% will also apply on dividends and the gross proceeds of a disposition of our common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications of the legislation on their investment in our common stock.

        These withholding requirements apply to payments of gross proceeds from a sale or other disposition of our common stock if such disposition occurs on or after January 1, 2017 and to payments of dividends on our common stock.

        EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC is acting as representative, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC	2,484,000
Craig-Hallum Capital Group LLC	552,000
Oppenheimer & Co. Inc.	782,000
Roth Capital Partners, LLC	782,000

Total	4,600,000

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the option described below. The underwriting agreement also provides that if an underwriter defaults, then the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 690,000 additional shares at the public offering price less the underwriting discounts and commissions.

        The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $0.468 per share. After the public offering, the representative may change the public offering price and selling concessions to broker/dealers.

        The following table summarizes the compensation we will pay:

	Per Share
			Total
		Full Exercise
	No Exercise		No Exercise	Full Exercise
Underwriting Discounts and Commissions paid by us	$0.78	$0.78	$3,588,000	$4,126,200

        We estimate that our out of pocket expenses for this offering will be approximately $300,000.

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the "Securities Act") relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 75 days after the date of this prospectus except grants of employee stock options, restricted stock or restricted stock units pursuant to the terms of a plan in effect on the date of this prospectus, issuances of securities pursuant to the exercise of such options, or the exercise or vesting of any other employee stock options, restricted stock or restricted stock units outstanding on the date of this prospectus.

        Our executive officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 75 days after the date of this prospectus. These restrictions are subject to certain exceptions, including:

  •
  the sale of common stock or securities convertible into common stock or exercisable for common stock under a trading plan pursuant to Rule 10b5-1 of the Exchange Act that is existing as of the date of this prospectus, provided that to the extent a filing under the Exchange Act is required by law and is made in connection with any such sales during the period of 75 days after the date of this prospectus, such filing shall state that such sales have been executed under a 10b5-1 plan, and shall also state the date such trading plan was adopted;

  •
  the modification, amendment or termination of (in each case, in accordance with the 10b5-1 plan and our internal policies), a 10b5-1 plan in existence as of the date of this prospectus; provided that to the extent a public announcement or filing under the Exchange Act regarding such modification, amendment or termination shall be required by law by any officer or director party to such 10b5-1 plan or us, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the period of 75 days after the date of this prospectus, and provided further that sales under such modified or amended plan do not occur until after the expiration of the period of 75 days after the date of this prospectus; and

  •
  transfers of common stock or any security convertible into common stock to us, or withholding of common stock or any security convertible into common stock by us, solely to satisfy tax withholding obligations in connection with the vesting or settlement of equity awards granted pursuant to an employee benefit plan or arrangement disclosed in this prospectus; provided that any public filing, report or announcement required by law of such sale or transfer shall disclose that the transfer was for the purpose of covering such taxes.

        We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        Our common stock is listed on The NASDAQ Global Market under the symbol "CALD."

        In connection with the offering the underwriters may engage in stabilizing transactions, short sales, syndicate covering transactions, passive market making and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act").

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Short sales involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares sold by the underwriters is not greater than the number of shares that they may purchase in the option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in the option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. If the underwriters sell more shares than could be covered by the option to purchase additional shares, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

        A prospectus in electronic format will be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Notice to Prospective Investors in the European Economic Areas

        In relation to each Member State of the European Economic Area (each, a "Relevant Member State"), no offer of shares may be made to the public in that Relevant Member State other than:

  A.
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  B.
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

  C.
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

    provided that no such offer of shares shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

        The Company, the representative and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

        This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the

United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

        The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

        The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

        The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

  (a)
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  (b)
  where no consideration is or will be given for the transfer;

  (c)
  where the transfer is by operation of law;

  (d)
  as specified in Section 276(7) of the SFA; or

  (e)
  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

 LEGAL MATTERS

        Certain legal matters relating to the offering have been passed upon by Fenwick & West LLP, Mountain View, California. Davis Polk & Wardwell LLP, Menlo Park, California is acting as counsel to the underwriters.

EXPERTS

        The consolidated financial statements of Callidus Software Inc. and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

        We "incorporate by reference" certain documents we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or free writing prospectus provided to you in connection with this offering, or in any other document we subsequently file with the SEC that also is incorporated by reference in this prospectus, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus.

        The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 2, 2015, including portions of our proxy statement for our 2015 Annual Meeting of Stockholders to be held on June 10, 2015 to the extent incorporated by reference into such Annual Report on Form 10-K; and

  •
  the description of our common stock as set forth in our registration statement on Form 8-A (File No. 000-50463), filed with the SEC on November 10, 2003, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

        All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

        Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have "furnished" or may in the future "furnish" to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

        We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address:

Callidus Software Inc.
4140 Dublin Boulevard, Suite 400
Dublin, CA 94568
(925) 251-2200

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and current reports and other information with the SEC. You may read and copy any documents we file at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. The address of the site is www.sec.gov.

        Our Internet address is www.calliduscloud.com. We make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and amendments to those reports filed or furnished pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Any internet addresses provided in this prospectus are for information only and are not intended to be hyperlinks. In addition, the information on or available through our website is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus or any free writing prospectus.

        You should rely only on the information contained or incorporated by reference in this prospectus or any free writing prospectus provided in connection with this offering. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or any free writing prospectus provided in connection with this offering. The shares of common stock offered under this prospectus are offered only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

        This prospectus constitutes a part of a registration statement we filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the shares of our common stock, reference is hereby made to the registration statement. The registration statement may be inspected at the public reference facilities maintained by the SEC at the address set forth above. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.